Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Exar Corporation

at

$13.00 Net Per Share

by

Eagle Acquisition Corporation

a wholly-owned subsidiary of

MaxLinear, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (EASTERN TIME)

AT THE END OF MAY 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 13, 2017

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated April 13, 2017, as it may be amended or supplemented from time to time (the “Offer to Purchase”), and the related Letter of Transmittal, as it may be amended or supplemented from time to time (the “Letter of Transmittal”, which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement (as described below), constitutes the “Offer”) in connection with the Offer by Eagle Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of MaxLinear, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Exar Corporation, a Delaware corporation (“Exar” or the “Company”), at a price of $13.00 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $13.00 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings.

2. The Offer is being made for any and all outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 midnight (Eastern Time) at the end of May 11, 2017, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”).

4. Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, in the event that, at 12:00 midnight (Eastern Time) at the end of May 11, 2017 (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the terms of the Merger Agreement (as defined below)) is referred to herein as the “Expiration Date”), there will have not been validly tendered, in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares), a number of Shares that, taken together with any Shares then owned by Parent and Purchaser, represent at least one more than 50% of the sum of (i) all then outstanding Shares plus (ii) the number of shares underlying all then outstanding vested Company stock options with an exercise price lower than $13.00 plus (iii) the number of shares issuable upon settlement of all then outstanding Company restricted stock units (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the Delaware General Corporation Law, by the Depositary (as defined below) for the Offer pursuant to such procedures). In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, immediately prior to the expiration of the Offer, any of the following conditions will have not been satisfied (or waived by Parent and Purchaser, if permissible under applicable law): (i) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Act, as amended, has expired or been terminated; (ii) the Company has performed or complied with in all material respects all covenants and obligations that the Company is required to comply with or perform under the Merger Agreement prior to the scheduled expiration of the Offer; (iii) the representations and warranties made by the Company in the Merger Agreement have been true and correct on the dates and pursuant to standards described in “Section 15—Certain Conditions to the Offer” in the Offer to Purchase; (iv) since the date of the Merger Agreement, there has not have occurred any “Company Material Adverse Effect” as defined in the Merger Agreement that is continuing as of immediately prior to the scheduled expiration of the Offer; (v) no governmental authority of competent jurisdiction has (y) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger (as defined below) any law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Offer or the Merger, or (z) issued or granted any Order that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, preventing or otherwise restraining the Offer or the Merger; (vi) the Marketing Period (as defined in the Offer to Purchase) has been completed. The Offer is not subject to any financing condition; or (vii) the Merger Agreement has not been terminated in accordance with its terms.

5. The Offer is being made pursuant to a Merger Agreement, dated as of March 28, 2017 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among MaxLinear, Purchaser and Exar. The Merger Agreement provides, among other things, that promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Exar (the “Merger”), with Exar continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of MaxLinear. The closing of the Merger will occur promptly after the consummation of the Offer. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger , other than (i) Shares owned by MaxLinear, any subsidiary of MaxLinear or Exar, or held in treasury by Exar and (ii) Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL, will be automatically converted into the right to receive the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, Exar will become wholly-owned by MaxLinear. Following such Merger, MaxLinear intends to take such actions to delist Exar from the NYSE and deregister Exar.

6. After careful consideration, Exar’s board of directors, among other things, has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, are at a price and on terms that are fair to, and in the best interests of the Company and its stockholders (including the unaffiliated stockholders); (ii) approved and declared advisable the Support Agreements, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders accept the Offer and tender their Shares to Purchaser in the Offer and, to the extent applicable, approve and adopt the Merger Agreement and the Merger.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Exar Corporation

at

$13.00 Net Per Share

by

Eagle Acquisition Corporation

a wholly-owned subsidiary of

MaxLinear, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated April 13, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement, constitutes the “Offer”), in connection with the Offer by Eagle Acquisition Corporation to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Exar Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*

Signature(s)

Dated , 2017

Name(s)

Address(es)

Zip Code

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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